UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.   )
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BALLY TOTAL FITNESS HOLDING CORPORATION

(Name of Registrant as Specified In Its Charter)

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Attached hereto is a letter dated January 6, 2006 from Paul A. Toback, Chairman and CEO of Bally, to stockholders accompanied by Bally’s WHITE proxy card. Such materials were mailed to stockholders on January 6, 2006.
Important Additional Information Filed with the SEC
On December 27, 2005, as amended on January 9, 2006, Bally filed a definitive proxy statement with the SEC. The proxy statement was mailed to Bally stockholders on December 28, 2005. INVESTORS AND STOCKHOLDERS ARE URGED TO READ THE PROXY STATEMENT CAREFULLY BECAUSE IT CONTAINS IMPORTANT INFORMATION ABOUT BALLY. Investors and stockholders are able to obtain free copies of the Proxy Statement and other documents filed with the Securities and Exchange Commission (the “SEC”) by Bally through the web site maintained by the SEC at www.sec.gov. In addition, investors and stockholders are able to obtain free copies of the Proxy Statement and other documents filed with the SEC by Bally by directing a request to Bally Total Fitness Holding Corporation, 8700 West Bryn Mawr Avenue, Chicago, Illinois 60631, Attention: Investor Relations: Proxy Request.
LISTING OF PERSONS WHO MAY BE DEEMED “PARTICIPANTS” IN THE SOLICITATION AND CERTAIN INFORMATION CONCERNING SUCH PERSONS IS SET FORTH IN THE COMPANY’S DEFINITIVE PROXY STATEMENT DATED DECEMBER 27, 2005, AS AMENDED ON JANUARY 9, 2006, WHICH MAY BE OBTAINED THROUGH THE WEB SITE MAINTAINED BY THE SEC AT www.sec.gov.

January 6, 2006
Dear Shareholder:
     Bally Total Fitness recently mailed you its proxy statement for the Company’s January 26, 2006 shareholder meeting. We urge you to vote your proxy in support of Bally’s Board of Directors and management team, which has made significant progress in turning around and transforming the Company’s business. We also will provide some insights into what we believe are the questionable motives underlying other proxy proposals that we believe are designed to advance the interests of a narrow group of shareholders rather than benefiting the Company or the majority of shareholders.
     When new management began running Bally three years ago, we established three important goals:
•	Turn around the Company’s sagging operational performance,

•	Restore confidence in the integrity of the financial statements, and

•	Address the Company’s debt-heavy capital structure we inherited.
     As our recent restatements clearly demonstrate, we have made significant progress on all three of these critical goals and have made Bally better operationally, stronger financially, and more credible with auditors, regulators and investors. In addition, with the recently announced strategic process being led by J.P. Morgan Securities Inc. and The Blackstone Group, we are also addressing the last major near-term issue facing Bally.
     We have structured this letter as a series of questions and answers to help frame the issues and inform your thinking about how to cast your vote with regard to your Bally shares.
Q: What is the track record of Bally’s current management team?
A: Management has made tremendous progress in turning Bally around, significantly growing operating income and correcting an extraordinary number of past accounting issues. The Company’s recently reported results clearly tell the story of this team’s success. Almost all financial measures have dramatically improved in the last three years. Costs are down, revenues are up, and Bally is returning to profitability and is positioned for strong future performance.

     A comparison of Bally’s performance across key metrics from the periods 2000 through the first nine months of 2005 shows compelling improvement across the board after the Company’s management changed in December 2002. (Note: Data is presented in thousands, except per member data and fitness centers.)

	A Dramatic Improvement in Results
	PREVIOUS MANAGEMENT			NEW MANAGEMENT
	2000	2001	2002	2003	2004	2005
Performance Data	(Restated)	(Restated)	(Restated)	(Restated)		9 months only

Net revenues	$735,560	$810,088	$937,847	$1,002,871	$1,047,988	$807,489
Operating income (loss) before impairment charges(1)	(20,776)	1,824	(13,989)	35,231	53,393	61,697
New members	891	908	935	965	1,165	951
End of period members	3,556	3,541	3,542	3,616	3,645	3,676
Average monthly membership revenue recognized per member	15.67	16.70	18.71	19.11	19.17	19.70
Fitness centers	384	405	410	417	416	412

(1)	The Company believes that this non-GAAP financial metric provides a better understanding of the Company’s current financial performance and the Company’s prospects for the future. Specifically, the Company believes the non-GAAP results provide useful information to both management and investors by excluding non-cash impairment charges, which may not be indicative of core operating results. A reconciliation of Operating Income (Loss) Before Impairment Charges to Operating Income (Loss) is included at the end of this letter.
Q: Why is the Company pursuing a strategic alternatives process with J.P. Morgan Securities Inc. and The Blackstone Group, and is this Board the best group to lead that process?
A: In addition to executing our business plan, in order to strengthen operations, it is imperative that we address the challenge our current capital structure poses. To that end, the Board has retained two highly qualified advisors to run a fair, open and transparent process.
•	This Board is committed to an independent and value-creating strategic alternatives process led by our independent directors.

•	We have engaged J.P. Morgan Securities Inc. and The Blackstone Group to assist us in exploring a range of alternatives to enhance value for all of our shareholders. These alternatives may include a recapitalization, the sale of securities or assets of the Company, or the sale or merger of the Company with another entity or strategic partner.

•	Bally management has no intention of putting together a proposal to purchase the Company and has committed not to align itself with any bidder in the process until a winning bidder has been chosen.

Q: Why did management recently sell some of its holdings in Bally stock and why now?
A: Because the Company had been in a quiet period resulting from not filing financial statements since May 2004, some members of management decided to sell certain holdings of previously restricted Company stock in connection with personal tax planning or diversification needs.
•	Management believes wholeheartedly in Bally’s future, and the Company’s Directors and Officers as a group continue to collectively beneficially own approximately 4.7% of Bally stock.

•	In the middle of 2005, Liberation caused most senior management’s restricted stock to vest when it acquired more than 10% of the Company’s stock.

•	That action created a tax liability for all but two of Bally’s executives for the 2005 tax year that in many cases was a six-figure liability.

•	In addition, due to the 18-month quiet period associated with restating Bally’s financials, the two weeks between December 1 and December 16, 2005 was the only window since May 2004 and until May 2006 during which members of senior management could trade Bally stock.

•	Many of Bally’s senior executives have most of their net worth in Bally stock and have needed to diversify their holdings for some time.
Q: Who are Pardus and Liberation? How could two new hedge funds with no track record in turning around companies possibly create more value for Bally shareholders than the new Board and management team that are fixing Bally on behalf of shareholders? What are Pardus’ and Liberation’s plans for operating the business or conducting the strategic process?
A: Pardus and Liberation are both hedge funds with no publicly announced plan of their own to manage Bally or sell or refinance the Company. Pardus and Liberation have agitated and attempted to discredit Bally’s management and Board. We believe they want to control the Company and the strategic process without paying a control premium to all shareholders.
•	Pardus wants effective control without paying a fair premium to Bally shareholders and without a fair and transparent bidding process for such control.

•	Pardus asked the Company to waive certain legal requirements under Delaware law so that they could acquire as much as 30% of the Company’s stock.

•	Liberation began acquiring shares in the Company after new Bally management terminated Emanuel Pearlman’s longstanding consulting role with the Company, during which he was a well-paid advisor to the Company while Lee Hillman, Bally’s former CEO and Pearlman’s close friend, was CEO.

•	From 1992 to 2003, Mr. Pearlman received at least $3.4 million from Bally, an average of $283,000 per year, in consulting and investment advisory fees for transactions he promoted for the Company and its affiliates, which often proved to be ill conceived.

•	Pardus, a new hedge fund formed in 2005 by Karim Samii, a vulture investor primarily in debt securities of bankrupt or troubled companies, began acquiring Bally stock in July 2005. In return for its newly purchased 14% stake in the Company, Pardus demanded 5 of Bally’s 9 board seats—not for truly independent representatives, but for a Pardus advisory committee representative, a former business associate of the Pardus principals and Don Kornstein, Mr. Pearlman’s longtime associate.

•	Pardus has indicated that they would like to lead a private recapitalization of the Company, and we believe their efforts in this contest are intended to mostly benefit Pardus.

•	Principals of Pardus have met with management several times and each time threatened that if they didn’t get what they “demanded” they would “go to war” with the Company and its Board and management.
Q: Why won’t the Company settle this dispute with Liberation and Pardus since it is distracting and costly?
A. The Company has been attempting to settle for months and already agreed to take two of the Pardus directors with no conditions. Pardus and Liberation have rejected every one of the Company’s offers and continue to insist on settlement terms that we believe are designed to disrupt the strategic process.
•	The proposals made by Bally’s directors and management, some of which have been made public, are more than fair and reasonable. We have already agreed to nominate two of the directors Pardus proposed without any conditions. That represents more than 20% of the Board, which seems more than appropriate given that Pardus owns just slightly more than 14% of the Company’s stock.

•	Bally has offered Pardus and Liberation additional concessions privately to settle this costly dispute, but they have refused all overtures, instead often increasing their demands or adding new ones.

•	Pardus publicly asked the Board to appoint a special committee to control the strategic process which the Pardus representatives would control while at the same time Pardus expressed an interest in participating in a strategic transaction that would need approval from that very committee.

•	Liberation, in particular, wants to immediately fire Bally’s CEO despite the improvement in the Company’s results and while it is in the midst of a strategic process to refinance and possibly sell the Company, during which time uncertainties as to management stability could only hurt the process.

Q: Are Pardus and Liberation working together in a concerted effort to disrupt our strategic alternatives process?
A: You should consider the facts and reach your own conclusion:
•	Liberation made repeated threats to replace Bally’s Board members with its own candidates but decided not to run any directors after Pardus announced it would nominate a slate. Liberation just put forth a proposal to fire Bally’s CEO and solicit the authority to vote for the Pardus slate.

•	Pardus is promoting a slate with three directors, which includes one of Mr. Pearlman’s old friends and colleagues, Don Kornstein.

•	Mr. Kornstein has known Mr. Pearlman for 17 years. In Mr. Kornstein’s capacity as CEO, President and a Director of Jackpot Enterprises, Inc., Mr. Kornstein retained Mr. Pearlman to act as a financial advisor.

•	Mr. Pearlman nominated Mr. Kornstein, along with Mr. Hillman, to be on his insurgent board slate for InterTAN, Inc. in 2003.

•	When finally confronted with imminent depositions and other discovery ordered by the Delaware federal courts in litigation brought by Bally, Liberation amended its proxy materials to admit that it had suggested Mr. Kornstein to Pardus for the Pardus slate.

•	In 2002, Bally’s CEO Lee Hillman proposed to the Bally Board that the Company be sold to HealthSouth just months before HealthSouth’s accounting fraud became public and its stock was delisted and its CEO fired. The transaction would have had management’s stock options purchased by HealthSouth for cash, while other Bally shareholders were to receive HealthSouth stock. Interestingly, a key financial advisor to Hillman on that proposed transaction was Mr. Pearlman.

•	When the Bally Board refused Mr. Hillman’s request to sell the Company to HealthSouth (two of Bally’s current directors were directors at that time), Mr. Hillman attempted to put two of his friends on Bally’s board of directors—Mr. Pearlman and Mr. Kornstein. The Board refused to add either candidate to the Board.
Q: Whom should Bally shareholders vote for and why?
     A: We believe shareholders should vote Bally’s WHITE proxy card for Bally’s nominees. Because we have made concessions without conditions and agreed to nominate two of Pardus’ candidates in an attempt to avoid a contest, the current contest is really only about who is elected to the remaining spot: Eric Langshur, the independent director who led the Audit Committee effort to restate financials, or Don Kornstein, a loyalist of Mr. Pearlman, the friend of Bally’s former discredited CEO. We also believe you should give us your support to reject the Liberation proposals, which, if enacted, could endanger the positive momentum at Bally and also could disrupt or torpedo the strategic process already under way.

     We think it all comes down to this—do you want your Company to continue implementing a well-conceived turnaround plan that is producing results and is based on deep knowledge of the Bally business and the health and fitness industry? Or do you want to support a dissident former employee who has been closely associated with a failed strategy that has since been repudiated, working with a group that has no knowledge of the Company’s business and no clear plan to take Bally forward? We think the answer is clear: Vote FOR Bally’s nominees to continue progress under a plan that is working.
     We strongly recommend that you vote FOR the Bally nominees by signing, dating and returning the WHITE proxy card. We strongly urge you not to sign any green proxy card that may be sent to you by Pardus Capital Management or a gold proxy card that may be sent to you by Liberation Investments. If you have previously returned a green or gold proxy card, you can automatically revoke it by signing, dating and returning the enclosed WHITE proxy card in the accompanying envelope.
     We appreciate your continued support, and if you need assistance or have any questions, please call MacKenzie Partners toll-free at 800-322-2885 or collect at 212-929-5500.

Sincerely,

Paul A. Toback
Chairman and CEO Bally Total Fitness Holding Corporation

If you need assistance in voting your shares, please contact:
105 Madison Avenue
New York, NY 10016
proxy@mackenziepartners. com
Call collect: (212) 929-5500
or Toll-Free: (800) 322-2885
Reconciliation of Operating Income (Loss) Before Impairment Charges to Operating Income (Loss):

	2000	2001	2002	2003		2005
Performance Data	(Restated)	(Restated)	(Restated)	(Restated)	2004	9 months

Operating income (loss) before impairment charges	$(20,776)	$1,824	$(13,989)	$35,231	$53,393	$61,697
Impairment of goodwill and other intangibles	7,396	1,801	1,619	54,505	405	—
Asset Impairment Charges	33,039	26,281	18,258	19,605	14,772	—
Operating income (loss)	(61,211)	(26,258)	(33,866)	(38,879)	38,216	61,697

Important Additional Information
     Forward-looking statements in this letter including, without limitation, statements relating to the Company’s plans, strategies, objectives, expectations, intentions, and adequacy of resources, are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements involve known and unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

BALLY TOTAL FITNESS HOLDING CORPORATION
PROXY VOTING INSTRUCTION CARD
Your vote is important. Casting your vote in one of the three ways described on this instruction card votes all shares of Common Stock of Bally Total Fitness Holding Corporation that you are entitled to vote.

Please consider the issues discussed in the proxy statement and cast your vote by:

Via Internet

Accessing the World Wide Web site http://www.cesvote.com and follow the instructions to vote via the internet.

By Phone

Using a touch-tone telephone to vote by phone toll free from the U.S. or Canada. Simply dial 1-888-693-8683 and follow the instructions. When you are finished voting, your vote will be confirmed, and the call will end.

By Mail

Completing, dating, signing and mailing the white proxy card in the postage-paid envelope included with the proxy statement.

You can vote by phone or via the internet any time prior to 11:59 p.m. Eastern Time, January 25, 2006. You will need the control number printed at the top of this instruction card to vote by phone or via the internet. If you do so, you do not need to mail in your proxy card.
ê FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL ê

WHITE PROXY
BALLY TOTAL FITNESS HOLDING CORPORATION
8700 West Bryn Mawr Avenue, Chicago, Illinois 60631
This Proxy is Solicited on Behalf of the Board of Directors
     The undersigned hereby appoints Marc D. Bassewitz and Harold Morgan, or either of them, proxies of the undersigned, each with full power of substitution, to vote all shares of the undersigned at the annual meeting of stockholders of Bally Total Fitness Holding Corporation to be held at 8:30 a.m. (local time) on January 26, 2006 at the Renaissance Chicago O’Hare Hotel, 8500 West Bryn Mawr Avenue, Chicago, Illinois, or at any postponement(s) or adjournment(s) thereof.
The Board of Directors recommends a vote FOR proposal numbers 1, 2, 3 and 5.
The Board of Directors recommends you ABSTAIN from voting for or against proposal number 4.
     This proxy, when properly executed, will be voted in the manner directed herein by the undersigned stockholder. If no direction is made, this proxy will be voted as follows: for proposal numbers 1, 2 and 3, abstain from voting for or against proposal number 4, and in favor of granting discretionary authority on proposal number 5. SEE REVERSE SIDE.

(Comments/Change of Address)

(If you have written in the above space, please mark the corresponding box on the reverse side.)

ENTRANCE PASS — ANNUAL MEETING OF STOCKHOLDERS
This is an entrance pass for the Annual Meeting
of Stockholders of Bally Total Fitness Holding Corporation.
In order to attend the annual meeting, you must bring this pass with you.

ê FOLD AND DETACH HERE IF YOU ARE RETURNING YOUR VOTED PROXY BY MAIL ê

BALLY TOTAL FITNESS HOLDING CORPORATION PLEASE MARK VOTE IN SQUARE IN THE FOLLOWING MANNER USING DARK INK ONLY. ■

The Board of Directors recommends a vote FOR ALL the below nominees.
1.	Election of the following Class III Director nominees for three-year terms expiring in 2008:

Eric Langshur		Charles J. Burdick		Barry R. Elson
For All	☐	Withhold All	☐	For All Except	☐
Instruction: To withhold authority to vote for any individual nominee, mark the “For All Except” box and write the name(s) of the nominee(s) you do not support on the line below. Your shares will be voted for the remaining nominee(s).

Nominee Exception
The Board of Directors recommends a vote FOR the approval of the 2006 Omnibus Equity Compensation Plan.
2.	Approval of the 2006 Omnibus Equity Compensation Plan

FOR ☐	AGAINST ☐	ABSTAIN ☐
Comments/Change of Address ☐
The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP.
3.	Ratification of the appointment of KPMG LLP as independent auditor for the Company for the fiscal year ending December 31, 2005

FOR ☐	AGAINST ☐	ABSTAIN ☐
The Board of Directors recommends that you vote to ABSTAIN with respect to the below stockholder proposal.
4.	Proposal to repeal provisions in the Company’s By-laws if any, adopted without stockholder approval after May 25, 2005 and prior to the annual meeting.

FOR ☐	AGAINST ☐	ABSTAIN ☐
The Board of Directors recommends that you vote FOR the granting of discretion on the Liberation Proposal, if properly brought before the meeting and all other proposals that properly come before the meeting.
5.	In their discretion on all other matters as may properly come before the annual meeting, including the Liberation Proposal and any motion to adjourn or postpone the meeting or other matters incidental to the conduct of the meeting.

FOR ☐	AGAINST ☐	ABSTAIN ☐

Signature	Date

Title or Authority	Date

Signature (if held jointly)
Note: Please sign as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such.